

Bridget Riley (b. 1931)



After reviewing 80 others, Masterworks agreed to privately acquire the Painting directly from the previous owner, avoiding intermediary fees and maximizing potential returns.

INVESTMENT THESIS

Initial Offering Price

$2,498,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$3.0m
$2.0m
$1.0m
$0.0m
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Price Appreciation of Similar Works

18.0%

Sharpe Ratio (1992-2022)	watch video
Bridget Riley	▲1.11
All Art	0.38
S&P 500	0.57

33% Progress

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Bridget Riley

(b. 1931)

Why we like this offering

1. One of the most significant British artists working today, Bridget Riley helped pioneer the Op art movement of the 1960s with her innovative geometric abstractions.
2. In 1968, Riley was selected to represent Great Britain in the 34th Venice Biennale, where she became the first living British artist, and the first woman, to win the prestigious International Prize for Painting.
3. A solo show of the artist's work took place at the Yale Center for British Art in New Haven, CT, from March to July 2022.
4. The Painting is a prime example of Bridget Riley's ongoing use of line and color to explore optical sensations of vibration and movement, achieved through various changes in color, scale, and composition of repetitive stripes.
5. The series was inspired by a trip to Cairo in the winter of 1979 to 1980, where she studied the tombs of the later Pharaohs in the Valley of the Kings. The distinctive palette remained prevalent in Riley's artistic output from 1980 to 1985, and was reintroduced into her work around 2008.
6. In 2019, Riley's work sold for an average of $700,000. In In 2020, her work sold for an average of $900,000. In 2021, her work sold for an average of $1.2 million. In 2022, her painting "Gala" sold for $5,783,812 at Christie's London, setting a new record for the artist. This trend demonstrates strong momentum for the artist.
7. Vertical line paintings created 1980 to present have achieved prices in excess of $3.1 million. As of May 26, 2023, these include: "Cupid's Quiver" (1985), which is similar in size to the painting sold for £2,242,500 ($3,109,723) at Christie's, London on March 23, 2021, "Delos" (1983), which sold for HKD20,945,000 ($2,668,163) at Sotheby's, Hong Kong on October 7, 2022 and "Praise I" (1981-82) which sold for £2,202,000 ($2,495,238) at Christie's, London on October 13, 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$36,399,790	46	$5,091,620


Average Prices
2.7M
2.1M
1.4M
685K
11 12 13 14 15 16 17 18 19 20 21 22


Turnover by Year
36.4M
27.3M
18.2M
9.1M
11 12 13 14 15 16 17 18 19 20 21 22


Lots Auctioned
Sold
Unsold
54
40.5
27
13.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$2,498,000**
Offering Circular	sec.gov/edgar

Painting



About Bridget Riley

Bridget Riley (b. 1931, Norwood, England) is a British female artist whose oeuvre focuses on geometric colorful abstractions, also referred to as Op Art. In 1965, Riley's work was included in "The Responsive Eye," a seminal group exhibition organized by curator William Seitz at the Museum of Modern Art in New York, which formalized Op Art as a major artistic movement and cemented the artist's status as a leading figure of the movement.

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BRIDGET RILEY

b. 1931, UNITED KINGDOM



INITIAL OFFERING

$2,498,000

HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]

18.0%

SHARPE RATIO[3]

1.11

ANNUAL APPRECIATION OF RECORD PRICES[4]

17.3%

MEDIAN REPEAT SALE PAIR APPRECIATION[5]

16.0%

Oil on canvas | 65 × 56 inches

Bridget Riley is a leading figure of the Op art movement, known for her use of line, formal color arrangements and geometric precision to create optical visual effects.

Bridget Riley (British, b. 1931) is a leading figure of the Op Art movement and is widely known for her use of line, formal color arrangements and geometric precision to create optical visual effects. She was born in Norwood, a suburb of London, and spent her childhood in Cornwall and Lincolnshire. Riley attended Goldsmiths' College in London from 1949 to 1952 and the Royal College of Art from 1952 to 1955. Early paintings by Bridget Riley were typically impressionistic, and by the early 1960s evolved into more formal studies of light and color, influenced by French Pointillist artists Georges Seurat and Paul Signac. As a painting technique, Pointillism involves applying small dots or dashes of unmixed paint to the canvas, and at a distance, the colors appear blended to the viewer's eye. In the early 1960s, Riley created her first "Op art" paintings in black and white, which are so named for the disorienting optical effect they produced. Later, Riley introduced colorful, clean lines into her oeuvre, while continuing to focus on geometric abstractions. In 1962 and 1963, Gallery One in London held the artist's first solo exhibitions, which were followed by a group exhibition, titled "The New Generation," at Whitechapel Gallery in 1964, and shows at Robert Fraser Gallery in 1966 and 1967. In 1965, Riley's work was included in "The Responsive Eye," a seminal group exhibition organized by curator William Seitz at the Museum of Modern Art in New York, which formalized Op art as a major artistic movement. One of Riley's paintings from the show was featured on the cover of the exhibition catalogue, which cemented her status as a leading figure of the movement.

The Painting is a prime example of Bridget Riley's ongoing use of line and color to explore optical sensations of vibration and movement, achieved through various changes in color, scale, and composition of repetitive stripes. After the 1970s, Riley traveled around the world and found inspiration at the new places she discovered. Executed in 1982, the Painting belongs to a series of works characterized by their vertical stripes and vibrant colors, which Riley calls her "Egyptian Palette." The series was inspired by a trip to Cairo in the winter of 1979 to 1980, where she studied the tombs of the later Pharaohs in the Valley of the Kings. The distinctive palette remained prevalent in Riley's artistic output

AS OF JANUARY 5, 2023, THE ARTIST'S TOP PRICES ACHIEVED AT AUCTION ARE LED BY *UNTITLED (DIAGONAL CURVE)* (1966), WHICH SOLD FOR £4,338,500 ($5,813,156) ON JUNE 30, 2016 AT CHRISTIE'S, LONDON, *GALA* (1974), WHICH SOLD FOR £4,362,000 ($5,781,734) ON MARCH 22, 2022 AT CHRISTIE'S, LONDON, AND *CHANT 2* (1967), WHICH SOLD FOR £2,561,250 ($5,105,851) £2,561,250 ON JULY 1, 2008 AT SOTHEBY'S, LONDON.

from 1980 to 1985, and was reintroduced into her work around 2008. The Painting is a medium-scale example from the "Egyptian Palette" series, which range in size from approximately 26 inches by 22 inches (in height and width) to roughly 92 inches by 77 inches. In the Painting, Riley employs evenly spaced, vertical bands consisting of several colors, including sky blue, brown, green, and ochre with accents of white. With her interest in exploring the rich array of colors she saw in Egypt, Riley realized this new palette required a move away from her previously intricate curvilinear forms to a simplified composition. Of the introduction of vertical stripes, Riley stated: "If I wanted to make color a central issue, I had to give up the complexities of form with which I had been working…the line has direction and length, it lends itself to simple repetition and by its regularity it simultaneously supports and counteracts the fugitive, fleeting character of color." Vertical line paintings created 1980 to present have achieved prices in excess of $3.1 million. As of May 26, 2023, these include: "Cupid's Quiver" (1985), which is similar in size to the painting sold for £2,242,500 ($3,109,723) at Christie's, London on March 23, 2021, "Delos" (1983), which sold for HKD20,945,000 ($2,668,163) at Sotheby's, Hong Kong on October 7, 2022 and "Praise I" (1981-82) which sold for £2,202,000 ($2,495,238) at Christie's, London on October 13, 2022. The Painting's year, size, composition and palette make it a commercial and desirable work by Bridget Riley.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$4M
$3M
$2M
$1M
1991
1994
1996
1999
2001
2003
2006
2008
2010
2013
2015
2018
2020
2022

In 1968, Bridget Riley was selected to represent Great Britain at the 34th Venice Biennale, where she became the first living British artist, and first woman, to win the prestigious International Prize for Painting. In 1971, Riley's first mid-career retrospective was held at the Kunstverein Hannover, and later traveled to the Kunsthallen in Bern and Düsseldorf, the Galleria Civica d'Arte Moderna in Turin and the Hayward Gallery in London. Riley holds honorary doctorates from the University of Ulster, Oxford University, Cambridge University, De Montfort University and the University of Exeter, and was awarded Commander of the Order of the British Empire in 1974 and Companion of Honour in 1999. A large-scale wall painting by Riley was unveiled at the National Gallery in London in 2019, and that same year a survey of her work opened at the Scottish National Gallery, which then traveled to the Hayward Gallery in 2020. On March 3, 2022, a solo show of the artist's work, titled "Bridget Riley: Perceptual Abstraction," opened at the Yale Center for British Art in New Haven, CT and ran through July 2022. Works by Bridget Riley are held in the permanent collections of some of the world's most important institutions, including the Museum of Modern Art in New York, the National Gallery of Art in Washington, D.C., the Tate Gallery in London and the Peggy Guggenheim Collection in Venice among others. As of May 26, 2023, the artist's top prices achieved at auction are led by "Untitled (Diagonal Curve)" (1966), which sold for £4,338,500 ($5,813,156) on June 30, 2016 at Christie's, London, "Gala" (1974), which sold for £4,362,000 ($5,781,734) on March 22, 2022 at Christie's, London, and "Chant 2" (1967), which sold for £2,561,250 ($5,105,851) £2,561,250 on July 1, 2008 at Sotheby's, London. As of May 26, 2023, the artist splits her time between London, Cornwall, and France, and is represented by David Zwirner and Max Hetzler Gallery.



BRIDGET RILEY



BRIDGET RILEY



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprises paintings by Bridget Riley with the following criteria: Paintings on canvas executed between 1980 and 1985 that measure 49 inches by 49 inches to 95 inches by 95 inches. The set of similar works includes one painting acquired by Masterworks: Masterworks 167, LLC, at Sotheby's, Hong Kong Contemporary Evening Auction, held on October 7, 2022 for HKD 20,945,000 ($2,668,163). Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 18.0% CAGR implied from selected sales occurring from November 4, 1992 to October 13, 2022.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Bridget Riley has a risk-adjusted appreciation of 1.11. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Bridget Riley have a record price compound annual growth rate ("CAGR") of 17.3% from March 25, 1986 to December 31, 2022. This calculation is based on (i) a record price of $14,250 on March 25, 1986, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,091,620, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Bridget Riley is 16.0%, which is based on 26 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Bridget Riley was February 26, 1992 and ending on the last date a repeat sale occurred for such artist, which in the case of Bridget Riley was November 10, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.